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Rise Gold Announces Delay in Trial Schedule

January 9, 2026 - Grass Valley, California - In its September 16, 2025 press release, Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (the "Company") announced that Nevada County (the "County"), Rise, and the Superior Court of California for the County of Nevada (the "Court") agreed to a schedule that anticipated that oral arguments concerning Rise's Writ of Mandamus (the "Writ") would be held on January 9, 2026. On January 8, the Court on its own initiative delayed the oral arguments until March 6, 2026.

The Company submitted the Writ on May 13, 2024, asking the Court to compel the Board of Supervisors of Nevada County (the "Board") to follow applicable law and grant Rise recognition of its vested right to operate the Idaho-Maryland Mine (the "I-M Mine"). The I-M Mine produced 2.4 million ounces of gold at an average mill head grade of 0.50 ounces per ton and was in production before, during, and after the County adopted its zoning code, which established a vested right for the I-M Mine to operate without a permit. On December 14, 2023, the Board rejected the Company's vested rights petition because "all mining activities at both the Brunswick and Centennial cites [sic] had ceased by 1956." The County ignored the California Supreme Court's 1996 ruling in the Hanson Brothers case that "cessation of use alone does not constitute abandonment" of a vested right, but rather that the County must show by clear and convincing evidence "an intention to abandon" the right to mine.

Rise filed its initial brief in support of the Writ on September 6, 2025. The County replied on November 18, 2025, arguing: "A vested right protects only an existing, lawful use that continues in operation, not one that ceased nearly seventy years ago." Rise replied on December 5, 2025, pointing out that "in just the last six years, California counties have applied Hansen Brothers at least four times in public hearings to recognize a vested right to mine at a property where mining had ceased for periods ranging from 53 to 75 years" and listed the four cases.

On December 17, the County filed a brief demanding that the Court ignore the four cases because they "were never provided to the Board" and because "new evidence is not permitted with reply papers." The County demanded the Court either ignore the citations or delay the January 9 hearing to give the County time to respond to Rise's reply.

On December 23, Rise explained to the Court that Rise is "not offering these decisions as factual evidence but as persuasive legal authorities, and the Court may take judicial notice of them because they are authentic documents memorializing government acts," that Rise "offered these authorities directly in response to arguments Respondents made in their Opposition," and that Rise "did cite three of the four decisions to the County in the proceedings below," while the "fourth vested-right determination post-dated the proceedings below and so could not have been cited there." Rise pointed out that the County's brief "is an obvious attempt to delay this case, which has already been pending for more than a year and a half despite the closed record and lack of discovery."

The Court announced the delay in the late afternoon the day before the hearing and gave no reason for its action.

David Watkinson, CEO of Rise Gold, commented: "We are frustrated that the Court chose to delay resolution of the Writ. However, we recognize that the administrative record supporting the Writ is voluminous and that this case has broad implications for property rights in the whole state of California."

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

For further information, please contact:

RISE GOLD CORP.

345 Crown Point Circle, Suite 600

Grass Valley, CA 95945

T: 530.271.0679 Ext. 101

dwatkinson@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.